Exhibit 10.4

MARTIN MARIETTA MATERIALS, INC.

FORM OF EMPLOYMENT PROTECTION AGREEMENT

This Employment Protection Agreement between Martin Marietta Materials, Inc., a North Carolina corporation (the “Company”), and _____________ (the “Employee”), dated as of this ______________ (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Employee is a valuable member of management of the Company and the Company desires to ensure the continuity of its senior management; and

WHEREAS, it is the determination of the Company that management continuity is most likely to occur if senior management is financially protected against involuntary termination following a “Change of Control” (as defined below) of the Company; and

WHEREAS, this Agreement is entered into to provide the Employee with payments and benefits upon certain terminations of the Employee’s employment with the Company in connection with a Change of Control, in consideration of the Employee’s continued service to the Company (which the parties hereto agree constitutes adequate consideration to support the Company’s obligations under this Agreement); and

WHEREAS, the Company and the Employee desire to reflect their intention as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, it is hereby agreed by and between the Company and the Employee, each of whom intends to be legally bound, as follows:

1. Definitions. For purposes of this Agreement,

(a) “Annual Bonus” shall mean the Employee’s highest annual bonus paid in a calendar year beginning five years prior to a Change of Control and ending on the date of termination of employment.

(b) “Base Salary” shall mean the highest annual rate of base salary that the Employee receives from the Company or its affiliates in any pay period within the twelve-month period ending on the date of a Change of Control; provided, however, that for purposes of calculating the payment described in Section 3(a), “Base Salary” shall mean the highest annual rate of base salary that the Employee receives from the Company or its affiliates in any pay period beginning five years prior to a Change of Control and ending on the date of termination of employment.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall mean the Employee’s having been convicted in a court of competent jurisdiction of a felony or has been adjudged by a court of competent jurisdiction to be liable for fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the Company, and such conviction or adjudication has become final and non-appealable. The Employee shall not be deemed to have been terminated for Cause, unless the Company shall have given the Employee (A) notice setting forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination for Cause, (B) a reasonable opportunity for the Employee, together with his counsel, to be heard before the Board and (C) a notice of termination stating that, in the reasonable judgment of the Board, the Employee was guilty of conduct constituting Cause and specifying the particulars thereof in reasonable detail.

(e) “Change of Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Acquiring Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the fully diluted shares of common stock of the Company, as reflected on the Company’s financial statements (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (X) any acquisition by the Company or any “affiliate” of the Company, within the meaning of 17 C.F.R. § 230.405 (an “Affiliate”), (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or (Z) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition; or

(ii) Incumbent Board members cease for any reason to constitute at least a majority of the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company, or such corporation resulting from such Business Combination or any Affiliate of such corporation) beneficially owns, directly or indirectly, 40% or more of, respectively, the fully diluted shares of common stock of the corporation resulting from such Business Combination, as reflected on such corporation’s financial statements, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(f) “COBRA” shall mean 29 U.S.C. §§ 1161-1168, as amended from time to time.

(g) “Death” shall mean a death that occurs other than by suicide.

(h) “Disability” shall mean a medically determined physical or mental impairment which qualifies the Employee for benefits under the Company’s long-term disability program, provided that the Employee would be considered “disabled” under Treas. Reg. § 1.409A-3(i)(4). An Employee shall not be deemed to have incurred a Disability until such benefits actually become payable (i.e., after any applicable waiting period). If the Company does not maintain a long-term disability program, or if the Employee does not elect coverage under such program, Disability shall have the meaning ascribed to it by Treas. Reg. § 1.409A-3(i)(4).

(i) “Good Reason” shall mean (i) a good faith determination by the Employee that the Company or any of its officers has (A) taken any action which materially and adversely changes the Employee’s position (including titles), authority or responsibilities with the Company or reduces the Employee’s ability to carry out his duties and responsibilities with the Company or (B) has failed to take any action where such failure results in material and adverse changes in the Employee’s position (including titles), authority or responsibilities with the Company or reduces the Employee’s ability to carry out his duties and responsibilities with the Company; (ii) a reduction in the Employee’s Base Salary or other forms of compensation (including, without limitation, any equity compensation); or (iii) requiring the Employee to be employed at any location more than 35 miles further from his principal residence than the location at which the Employee was employed immediately preceding the Change of Control, in any case of (i), (ii) or (iii) without the Employee’s prior written consent.

(j) “Incumbent Board” shall mean a member of the Board of Directors of the Corporation who is not an Acquiring Person, or an affiliate (as defined in Rule 12b-2 of the Exchange Act) or an associate (as defined in Rule 12b-2 of the Exchange Act) of an Acquiring Person, or a representative or nominee of an Acquiring Person.

(k) “IRS” shall mean the United States Internal Revenue Service.

(l) [Reserved].

(m) “Term” shall mean the term of this Agreement as set forth in Section 2.

(n) “Welfare Benefits” shall mean all benefits provided by the Company to its employees pursuant to an “employee welfare benefit plan” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

2. Effective Date; Term. This Agreement shall be effective as of the Effective Date, and shall remain in effect until the Employee’s employment with the Company ceases for any reason. Notwithstanding this Section 2, the Company’s obligations under this Agreement shall survive the termination of this Agreement if all events giving rise to such obligations (including, without limitation, the Employee’s termination of employment under the circumstances described in Section 3(i), (ii) and (iii)) occurred prior to such termination. This Agreement supersedes and replaces in its entirety any and all prior Employment Protection Agreements previously entered into between the Company and the Employee.

3. Obligations of the Company upon Termination. If, during the three year period following the effective date of a Change of Control, the Company terminates the Employee’s employment other than for Cause, or the Employee terminates his employment for Good Reason, or in the event of the Employee’s Disability or Death while in active employment with the Company, the Company shall pay the compensation and provide the benefits described in this Section 3. Anything in this Agreement to the contrary notwithstanding, if (i) a Change of Control occurs, (ii) the Employee’s employment with the Company is terminated by the Company without Cause before the date on which the consummation of the Change of Control occurred, and (iii) it is reasonably demonstrated by the Employee that such termination of employment arose in connection with or in anticipation of a transaction which, if consummated, would constitute a Change of Control (whether or not with respect to the party first coming to the Company’s attention), then, for purposes of this Agreement and notwithstanding any other action taken by the Company or the Employee (including execution of a general release of claims), the Employee’s termination shall be deemed to have occurred with Good Reason after the consummation of a transaction constituting a Change of Control, and the Company shall pay the compensation and provide the benefits described in this Section 3 as though such Employee’s termination of employment was immediately after the consummation of such transaction, subject to a credit for the value of any other post-termination compensation and benefits paid to the Employee, without regard to the Employee’s rights under this Agreement and without effect hereby to the amount or time of payment thereof.

(a) The Company shall pay to the Employee in a lump sum on the first day of the seventh month beginning after Employee’s termination of employment a cash amount equal to three times the sum of:

(i) the Employee’s annual Base Salary; and

(ii) the Employee’s Annual Bonus.

(b) The Company shall pay to the Employee a pro-rata portion of the target annual bonus pursuant to the Corporation’s Executive Incentive Plan with respect to the fiscal year in which the Employee’s employment terminated, payable on the date that it would have otherwise been paid, but in no event later than March 15th of the year following the year in which it otherwise would have been paid, equal to the product of (i) the Employee’s target annual bonus (as defined in this paragraph) for the full year multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the beginning of the applicable fiscal year to the date of termination and the denominator of which is 365. The target annual bonus for purposes of this paragraph is at the percentage of base salary most recently presented to the Corporation’s Management Development and Compensation Committee before the Change in Control.

(c) The Company shall provide, for the period of three years following the date of Employee’s termination of employment, all Welfare Benefits for the Employee and his dependents and beneficiaries that are at least as favorable in all material respects as the benefits provided to such person immediately preceding the Change of Control and to employees employed by the Company or its successor in positions following the Change of Control that are similar to the position the Employee held immediately prior to the Change of Control (“Similarly Situated Active Employees”); provided, however, that, with respect to this Section 3(c), the Employee shall be required to pay the same share of the cost of such Welfare Benefits as Similarly Situated Active Employees; and provided further that if medical coverage provided to the Employee pursuant to this Section 3(c) would expire later than the date upon which COBRA coverage for the Employee (determined without regard to this Agreement) would expire (the “Normal COBRA Expiration Date”), continued medical coverage provided to the Employee hereunder following the Normal COBRA Expiration Date shall be subject to the reimbursement provisions of Section 9(c) of this Agreement. Notwithstanding anything to the contrary set forth above, the Company, in its sole discretion, may discontinue any medical plan coverage contemplated hereunder in the event that such continuation is not permitted under or would adversely affect the tax status of the plan or plans of the Company pursuant to which the coverage is provided, in which case the Company shall provide such coverage through insurance or other arrangements.

(d) The Company shall pay to the Employee in a lump sum within 15 days following Employee’s termination of employment an amount equal to the sum of (i) matching contributions that the Company would have made to the Company’s tax-qualified defined contribution plan on behalf of the Employee had Employee remained an employee of the Company for the three-year period following the date of Employee’s termination of employment assuming the Employee contributed to such plan as elective deferral contributions the maximum amount permissible by applicable law and the terms of such plan, and (ii) the additional amount the Employee would have received as a benefit under the Company’s tax-qualified defined benefit pension plan had Employee remained an employee of the Company for the three-year period following the date of Employee’s termination of employment. The amounts described herein shall be determined under the terms of each respective plan as in effect immediately prior to the effective date of the Change of Control.

(e) The Employee shall continue to be entitled to the rights and benefits described in (i) Section 11 of the Company’s Amended and Restated Supplemental Excess Retirement Plan and (ii) the Company’s Amended and Restated Stock-Based Award Plan and the award agreements entered into in connection with such Stock-Based Award Plan.

(f) The Company shall provide the Employee with the same retiree medical benefits that were in effect for retirees of the Company immediately prior to the Change of Control, based on the Employee’s years of service, including service after the Change of Control; provided, however, that if Employee is less than age 55 on the date of termination of employment, Employee shall be treated for purposes of entitlement to such benefits as if he had attained age 55 prior to such termination.

4. Certain Additional Payments by the Company.

(a) Anything in this Agreement or any compensatory plan or program of the Company to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Employee, or any benefit provided by the Company or any of its affiliates to the Employee (whether paid, distributed or provided pursuant to the terms of this Agreement or otherwise, but determined without regard to the effect of the provisions of this Section 4) would constitute “parachute payments” under Section 280G(b)(2) of the Code (as defined below) (or any successor provision thereto), then, if the aggregate present value of such parachute payments exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” that would otherwise be payable to the Employee or for the benefit of the Employee shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided, however, that such amounts shall not be so reduced if the Accounting Firm (as defined below) determines that, without such reduction, the Employee would receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that the Employee would retain upon receipt of the Reduced Amount.

(b) In connection with making determinations under this Section 4, the Accounting Firm shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Employee before or after the Change of Control (which for purposes of this Section 4 shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Code), including any amounts payable to the Employee following the Employee’s termination of employment with respect to any non-competition provisions that may apply to the Employee, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

(c) All determinations required to be made under this Section 4, including whether or not the Employee will receive the Reduced Amount and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm then auditing the accounts of the Company (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, or is unwilling or unable to perform its obligations pursuant to this Section 4, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The determination to be made by the Accounting Firm pursuant to Section 4(a) shall be certified by the Accounting Firm and set forth in a certificate delivered to the Employee not less than ten business days prior to the Change of Control and set forth in reasonable detail the basis of the Accounting Firm’s calculations (including any assumptions that the Accounting Firm made in performing the calculations).

(d) If the determination made pursuant to Section 4(a) results in a reduction of the payments that would otherwise be paid to the Employee except for the application of this Section 4, the Company shall promptly give the Employee notice of such determination. Such reduction in payments shall be first applied to reduce any cash payments that the Employee would otherwise be entitled to receive (whether pursuant to this Agreement or otherwise) and shall thereafter be applied to reduce other payments, distributions and benefits, in each case, in reverse order beginning with the payments, distributions or benefits that are to be paid, distributed or provided the furthest in time from the date of such determination, unless to the extent permitted by Section 409A (as defined below), the Employee elects to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting the Employee to additional taxation under Section 409A. Within ten business days following such determination, the Company shall pay or distribute to the Employee or for the Employee’s benefit such amounts as are then due to the Employee under this Agreement and shall promptly pay or distribute to the Employee or for the

Employee’s benefit in the future such amounts as become due to the Employee under this Agreement.

(e) As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts, distributions or benefits will have been paid, distributed or provided, as applicable, by the Company or any of its affiliates to the Employee or for the benefit of the Employee pursuant to this Agreement or otherwise which should not have been so paid, distributed or provided (each, an “Overpayment”) or that additional amounts, distributions or benefits which will have not been paid, distributed or provided, as applicable, by the Company or any of its affiliates to the Employee or for the benefit of the Employee pursuant to this Agreement or otherwise could have been so paid, distributed or provided (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the IRS against either the Company or any of its affiliates or the Employee which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid, distributed or provided by the Company or any of its affiliates to the Employee or for the benefit of the Employee shall be repaid by the Employee to the Company or its applicable affiliate together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Employee is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid, distributed or provided by the Company or its applicable affiliate to the Employee or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

(f) In the event of any dispute with the IRS (or other taxing authority) with respect to the application of this Section 4, the Employee shall control the issues involved in such dispute and make all final determinations with regard to such issues. Notwithstanding any provision of this Agreement to the contrary, the Company shall promptly pay, upon demand by the Employee, all legal fees, court costs, fees of experts and other costs and expenses which the Employee incurs no later than 10 years following the Employee’s death in any actual, threatened or contemplated contest of the Employee’s interpretation of, or determination under, the provisions of this Section 4.

5. Other Compensation and Benefits. The amounts payable under this Agreement in accordance with Sections 3(a), (b), (d), (e) and (f) shall not be reduced on account of any compensation received by the Employee from other employment. From and after the date the Employee is employed by a third party which provides any of the benefits described in Section 3(c), the Company shall not be obligated to provide the benefits to the extent provided by such third party.

6.
Legal Fees and Expenses. The Company shall promptly pay all reasonable legal fees and expenses incurred by the Employee in connection with enforcing any right of the Employee pursuant to and afforded by this Agreement upon submission by the Employee to the Company of an invoice (or other similar document) that reasonably describes the fee or expense to be paid; provided, however, that the Employee shall reimburse to the Company the amount of any such legal fees and expenses paid by the Company if, in connection with enforcing any right of the Employee pursuant to and afforded by this Agreement, a duly authorized court of law determines that the Employee’s claim was frivolous.

7. Confidential Information. The Employee shall not, during the three-year period following the termination of his employment and thereafter, disclose any material secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, obtained by the Employee during his employment by the Company or any of its affiliated companies and which is not otherwise public knowledge. In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts or benefits otherwise payable to the Employee under this Agreement. Nothing in or about this Agreement prohibits the Employee from: (i) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing material secrets or confidential information to the SEC, or providing the SEC with information that would otherwise violate this Section 7, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act. Furthermore, the Employee is advised that the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any material secret or confidential information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

8. Release from Other Severance Benefits; COBRA. This Agreement represents the Employee’s exclusive right to severance benefits in the event of his termination of employment with the Company on or after a Change of Control. The Employee hereby waives and releases the Company from the obligation to pay any severance benefits to the Employee on account of a termination of employment on or after a Change of Control, under any termination or severance policy of the Company other than this Agreement. To the extent that the obligation of the Company to provide medical benefits pursuant to Section 3(c) is fulfilled, the period in which such medical benefits are provided shall be credited towards the continued health care coverage required to be offered to the Employee by COBRA, to the extent allowable under COBRA and the regulations promulgated thereunder. In the event that no payment or benefits are required pursuant to Sections 3(a) and (c), the Employee rescinds any such waiver and release. Except for payments provided pursuant to the Company’s formal severance policy, if any, the benefits and payments to be provided by this Agreement will not reduce or eliminate any benefits or payments of any kind whatsoever that are to be provided to the Employee, including but not limited to, under any vacation policy, defined benefit retirement plan, defined contribution retirement plan, and the Company’s Supplemental Excess Retirement Plan.

9. Section 409A.

(a) Notwithstanding any other provision of this Agreement to the contrary, any payment or benefit described in Section 3 that represents a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (“Code”), and its implementing regulations and guidance (“Section 409A”), shall only be paid or provided to the Employee upon his termination of employment if such termination of employment is a “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)). To the extent that the Employee’s termination of employment is not such a “separation from service,” such payments will commence as soon as a “separation from service” occurs.

(b) To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due the Employee upon or following his separation from service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Employee’s termination of employment will be deferred (without interest) and paid to the Employee in a lump sum immediately following that six month period. This provision shall not be construed as preventing payments pursuant to Section 3 hereof provided such payments do not give rise to an excise tax under Section 409A, in which case payment shall be made as otherwise contemplated by Section 3.

(c) Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(d) Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.

10. Successors.

(a) This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives. Notwithstanding anything herein to the contrary, the Employee may designate a beneficiary to receive the benefits payable under this Agreement. Such beneficiary designation must be made in writing and received by the Corporation’s Corporate Secretary prior to the commencement of any payments under this Agreement.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall cause any successor to its business, in any transaction in which this Agreement would not be assumed by such successor by operation of law, to assume this Agreement by contract.

11. Miscellaneous.

(a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, applied without reference to principles of conflict of laws.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or overnight delivery service requiring acknowledgement of receipt, addressed as follows:

If to the Employee: [Name]

[Address]

If to the Company: Martin Marietta Materials, Inc.

4123 Parklake Avenue

Raleigh, North Carolina 27612

Attention: Executive Vice President, General Counsel and Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(c) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the Employee has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, as of the day and year first above written.

MARTIN MARIETTA MATERIALS, INC.

By: _________________________

Name: ______________________

Title: _______________________

[SEAL]

EMPLOYEE

__________________________

[Name]